Exhibit 23.1

Consent of Deloitte & Touche LLP

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2022 relating to the financial statements of DoubleVerify Holdings, Inc., appearing in the Annual Report on Form 10-K of DoubleVerify Holdings, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

September 30, 2022